Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Third Quarter 2007 Results

IRVINE, California. — Thursday, December 20, 2007— Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports third quarter 2007 net loss of $1.2 billion, or $15.66  per diluted common share, as compared to a net loss of  $127.7 million, or $1.68 per diluted common share for the third quarter 2006. The net loss was primarily the result of a $789.4 million provision for loan losses as a result of deteriorating market conditions, higher delinquencies and higher severities. Included in the net loss was a mark-to-market loss on the fair value of derivatives whereby the Company records a change in fair value of its derivatives as a loss or gain in the current period, which during the third quarter 2007 was a loss of  $137.6 million as compared to a loss of $150.1 million during the third quarter 2006.

Third quarter 2007 estimated taxable loss available to common stockholders was $(16.3) million or $(0.21) per diluted common share, as compared to estimated taxable income of $17.3 million or $0.23 per diluted common share for the third quarter 2006. As a REIT, we pay dividends to our stockholders based on estimated taxable income. For differences between net (loss) earnings as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the enclosed reconciliation schedule. The Company has filed its Form 10-Q with the Securities Exchange Commission (“SEC”) which includes additional financial information for the third quarter 2007. The Company’s Form 10-Q is also available on our website at www.impaccompanies.com under stockholder relations.

Market Conditions

Conditions in the secondary markets, which dramatically worsened during the third quarter, continue to be depressed as investor concerns over credit quality and a weakening of the United States housing market remain high. As a result, the capital markets remain very volatile and illiquid and, have effectively been unavailable to the Company. The Company believes the existing conditions in the secondary markets are unprecedented since the Company’s inception and, as such, inherently involve significant risks and uncertainty. These conditions could continue to adversely impact the performance of our long term investment portfolio. Until bond spreads and credit performance return to more rational levels, it will be impossible for the Company to execute securitizations and loan sales. As a result, in the third quarter the Company has been forced to further alter its business strategies and discontinue the correspondent and wholesale mortgage operations and the warehouse operations in response to the market conditions.

During the second quarter of 2007 the Company accumulated mortgages in the normal course of business; however, starting in July 2007, the secondary mortgage market halted their purchase of investments backed by mortgage loans. As a result the Company was unable to securitize the mortgage loans, which led to significant margin calls during the third quarter of 2007, reducing the Company’s cash position.

The Company has taken steps to reduce operating costs, including reducing staff and lease costs, to a level at which the cash flows from the long-term mortgage portfolio and its master servicing portfolio could support the Company’s ongoing operations. The Company continues to re-size the organization to a level more in line with its ongoing operations. Once the Company is able to eliminate the remaining reverse repurchase lines in discontinued operations the Company should be able to meet its liquidity needs from cash flows generated from the long-term mortgage portfolio and its master servicing fees. In an effort to maintain capital, the Company did not declare a cash dividend on our common stock during the third quarter of 2007.

As of September 30, 2007, the Company has negative net worth. While the Company continues to pay its obligations as they become due, the ability of the Company to continue is dependent upon many factors, particularly the Company’s ability to realize the value of its investment portfolio. There can be no assurance of the Company’s ability to do so.

Discontinued Operations

As a result of the Company’s inability to sell or securitize non-conforming loans, the Company has discontinued funding loans other than conforming agency loans.

As a result of the market conditions as described above, the Company discontinued the following businesses:

•  the non-conforming Mortgage Operations conducted by IFC and ISAC;

•  the Commercial Operations conducted by ICCC; and

•  the Warehouse Lending Operations conducted by IWLG.

Selected Financial Results for the Third quarter of 2007

•                  The net loss for the third quarter of 2007 was $1.2 billion or $15.66 per diluted share, compared to $127.7 million or $1.68 per diluted share for the third quarter of 2006;

•                  Estimated taxable loss per diluted share was ($0.21) compared to ($0.25) for the second quarter of 2007 and income of $0.23 for the third quarter of 2006;

•                  No common stock cash dividend was declared for the third or second quarter of 2007 compared to $0.10 for the first quarter of 2007;

•                  Total assets were $19.4 billion as of September 30, 2007 compared to $23.6 billion as of December 31, 2006 and $22.5 billion as of September 30, 2006;

•                  The retail mortgage operations, which was acquired at the end of May 2007, originated $260.9 million of conforming mortgages compared to $147.4 million for the second quarter of 2007, which only includes the month of June as the retail operations were acquired at the end of May; and

•                  The long-term investment operations did not retain any residential or commercial mortgages compared to $795.6 million of primarily Alt-A mortgages and no commercial mortgages for the second quarter of 2007 and $3.1 billion of primarily Alt-A mortgages and $233.9 million of commercial mortgages for the third quarter of 2006.

Selected Financial Results for the First Nine Months of 2007

•                  The net loss for the first nine months of 2007 was $1.5 billion or $19.26 per diluted share, compared to $15.8 million or $0.21 per diluted share for the first nine months of 2006;

•                  Estimated taxable loss per diluted share was a loss of ($0.22) compared to taxable income of $0.86 for the first nine months of 2006;

•                  Cash dividends declared per share were $0.10 compared to $0.75 for the first nine months of 2006; Based on current tax estimates, all of the 2007 dividends will be a return of capital.

•                  The retail mortgage operations, which was acquired at the end of May 2007, originated $408.3 million of conforming mortgages compared to none for the first nine months of 2006; and

•                  The long-term investment operations retained for investment $3.0 billion of primarily Alt-A mortgages and $234.9 million of commercial mortgages compared to $579.7 million of primarily Alt-A mortgages and $114.7 million of commercial mortgages for the first nine months of 2006.

Third Quarter 2007 vs. Second Quarter 2007 Net Earnings

	Three Months Ended ,
	September 30,	June 30,	Increase	%
	2007	2007	(Decrease)	Change
Interest income	$313,772	$316,285	$(2,513)	(1)%
Interest expense	302,074	305,076	(3,002)	(1)
Net interest income	11,698	11,209	489	4
Provision for loan losses	789,445	161,163	628,282	390
Net interest expense after provision for loan losses	(777,747)	(149,954)	(627,793)	(419)
Total non-interest income	(194,720)	59,887	(254,607)	(425)
Total non-interest expense	21,635	24,569	(2,934)	(12)
Income tax expense	3,056	4,969	(1,913)	(38)
Loss from discontinued operations, net	(194,077)	(32,942)	(161,135)	(489)
Net loss	$(1,191,235)	$(152,547)	$(1,038,688)	(681)%

Net loss per share - diluted	$(15.66)	$(2.00)	$(13.66)	(683)%
Dividends declared per common share	$—	$—	$—	—%

The results of operations for the third quarter of 2007 resulted in a net loss of $1.2 billion, or $15.66 per share as compared to a net loss of $152.5 million, or $2.00 per share, for the second quarter of 2007. The increase in the net loss was primarily due to a $628.3 million increase in provision for loan losses, and a $190.9 million loss on the change in fair value and realized losses from derivative instruments. In addition the Company incurred a $27.5 million loss on the disposition of the loans, a $22.2 million increase in provision for real estate owned (“REO”) losses and a $9.6 million decrease in realized gains from derivative instruments, recorded in non-interest income. The loss from discontinued operations increased by $161.1 million, primarily the result of a $88.9 million increase in the lower of cost of market (“LOCOM”) losses recorded due to the decline in value of the mortgage loans held-for-sale, and a $42.7 million unfavorable change in losses from loan sales which resulted in $48.3 million of losses compared to $3.3 million of gains in the second quarter of 2007.

Estimated Taxable Income

Because dividend payments are based on estimated taxable income, dividends may be more or less than net earnings. As such, we believe that the disclosure of estimated taxable income available to common stockholders, which is a non-generally accepted accounting principle, or “non-GAAP,” financial measurement, is useful information for our investors.  Based on current tax estimates, all of the 2007 dividends may be a return of capital. Additionally, losses recorded for GAAP, generally are reflected as losses in taxable income in subsequent periods.

The following table presents a reconciliation of net loss (GAAP) to estimated taxable loss available to common stockholders for the periods indicated (in thousands, except per share amounts):

	Three Months Ended (1)			Nine Months Ended
	September 30,	June 30,	September 30,	September 30, (1)
	2007	2007	2006	2007
Net loss	$(1,191,235)	$(152,547)	$(127,690)	$(1,465,450)
Adjustments to net (loss) earnings: (2)
Loan loss provisions (3)	832,453	181,977	3,183	1,053,164
Tax deduction for actual loan losses (3)	(34,348)	(49,460)	(5,540)	(93,394)
GAAP earnings on REMICs (4)	(13,421)	(21,070)	(4,554)	(49,423)
Taxable income on REMICs (5)	21,181	28,224	7,392	60,572
Change in fair value of derivatives (6)	135,347	(53,269)	150,051	136,701
Dividends on preferred stock	(3,722)	(3,722)	(3,672)	(11,165)
Net loss (earnings) of taxable REIT subsidiaries (7)	220,071	49,551	(4,853)	328,289
Dividend from taxable REIT subsidiaries (8)	—	—	3,900	—
Elimination of inter-company loan sales transactions (9)	(9,500)	368	(983)	(3,661)
Non deductible capital loss on security available-for-sale (10)	26,709	—	—	26,709
Miscellaneous adjustments	168	1,012	96	1,288
Estimated taxable (loss) income available to common stockholders' (11)	$(16,297)	$(18,936)	$17,330	$(16,370)
Estimated taxable (loss) income per diluted common share (11)	$(0.21)	$(0.25)	$0.23	$(0.22)
Diluted weighted average common shares outstanding	76,084	76,084	76,132	76,084

1.               Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders.

2.               Certain adjustments are made to net earnings in order to calculate estimated taxable income due to differences in the way revenues and expenses are recognized under the two methods.

3.               To calculate estimated taxable income, actual loan losses are deducted. For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are generally not deductible for tax purposes. Therefore, as the estimated losses provided for GAAP are realized, the losses will negatively and may materially impact future taxable income. The loan loss provisions include the allowance for loan loss provision and the REO loan loss provision for the REIT.

4.               Includes GAAP amounts related to the REMIC securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes. The REMIC GAAP income excludes the provision for loan losses recorded that may relate to the REMIC collateral included in securitized mortgage collateral. The Company does not have any specific valuation allowances recorded as an offset to the REMIC collateral.

5.               Includes amounts that are taxable to the Company related to its residual interest in the securitizations, as the REMICs are accounted for as sales in its tax filings.

6.               The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations until realized.

7.               Represents net earnings of IFC and ICCC, our taxable REIT subsidiaries (TRS), which may not necessarily equal taxable income.

8.               Any dividends paid to IMH by the TRS in excess of their cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in the TRS. Distributions from the TRS to IMH may not equal the TRS net earnings, however, IMH can only recognize dividend distributions received from the TRS as taxable income to the extent that the TRS distributions are from current or prior period undistributed taxable income. Any distributions by the TRS in excess of IMH’s capital investment in the TRS would be taxed as capital gains.

9.               Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other intercompany transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

10.         This amount includes a non deductible loss for an other than temporary impairment on certain securities classified as available-for-sale. It is expected that this loss will be realized in a subsequent period.

11.         Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. As of December 31, 2006, the Company had estimated federal net operating loss carry-forwards of $16.4 million that expire in the year 2020.

Third Quarter 2007 vs. Second Quarter 2007

Estimated taxable loss decreased $2.6 million to a loss of $16.3 million, or ($0.21) per diluted common share, for the third quarter 2007, compared to a taxable loss of $18.9 million or ($0.25) per diluted common share, for the second quarter 2007. The decrease in estimated taxable loss was mainly attributable to a decrease in actual loan losses which decreased $15.0 million from the second quarter of 2007, as a result of a tax reporting modification to record losses on loans for certain transactions when the losses are incurred by the trusts. Offsetting this increase to taxable income was a decrease in the adjusted net interest margin at IMH which decreased $3.5 million from the second quarter of 2007, including the REMIC taxable income. Additionally, losses on the disposition of REO’s increased by $4.9 million, due to increased severities, primarily the result of declining home prices.

Executive Comments

Mr. Joseph R. Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc. commented, “Conditions in the secondary market significantly worsened during the third quarter, as investor concerns of non-conforming asset quality accelerated and the United States housing market continued to weaken. These conditions have created the most hostile mortgage environment I have seen during my career in the mortgage industry. However, with that being said I want to confirm that we believe that we have taken the appropriate steps to address current market conditions.”

The Company is implementing the following steps:

Eliminate margin call exposure on our reverse repurchase lines

The Company will continue to work to eliminate our margin call exposure on non-conforming mortgages. As a result, the Company has substantially reduced its reverse repurchase lines of credit from $924.0 million at September 30, 2007 to approximately $337.0 million at December 18, 2007.  For one of the two lines, the Company is only funding loans eligible for sale to government agencies and the Company expects to wind down this credit facility over the next 90 days. With respect to the other credit facility, the Company is working closely with its lender to continue to reduce its exposure by aggressively refinancing loans or selling off individual loans or pools of loans.

Generate sufficient cash flows to support ongoing business operations

As previously announced, the Company has closed substantially all of its mortgage operations,  with the exception of a small retail platform. It has also discontinued its warehouse lending operations and commercial operations. Based on current market conditions, the Company also expects to sell or wind down its remaining retail platform, with exception of a small department to support our loss mitigation efforts, by year end. Through the discontinuation of certain business operations and the lay off of employees by year end 2007, the Company is in the process of significantly reducing its operating and personnel expenses.  In addition, the Company has been diligently working to reduce its long term contingencies or leasing obligations through the negotiation of subleasing and lease terminations which should be rectified by the end of the second quarter 2008.

Seek to improve performance of the Long Term Investment Portfolio

To help improve projected cash flows and mitigate delinquencies in the Long Term Investment Portfolio which totaled approximately $18.7 billion at September 30, 2007, the Company is continuing to work with sub-servicers and directly with borrowers through loss mitigation and default management strategies. These strategies include, forbearance plans or loan modifications which assist qualified delinquent borrowers by modifying interest rates or delaying the reset of initially adjusting variable interest rate loans; an aggressive focus on front end collections; preemptive contact with borrowers about to reset; and closely monitoring performance against metrics.

Address stockholders’ deficit

As a result of continued deterioration in the real estate market during the third quarter, the Company added approximately $790 million to its allowance for loan loss for the third quarter. Because of the significant increase in provision for loan losses, the Company reported a stockholders’ deficit.   This stockholders’ deficit is created primarily from a negative net investment position that occurred in certain trusts because the trust’s obligations are greater than the trust assets primarily due to large increases in the allowance for loan losses. The trust agreements are non-recourse for which the Company cannot ultimately lose more than its original net investment in each trust. Therefore, the Company is not responsible to fund losses in excess of its equity investment and subsequently is not required to advance any cash to trusts for credit or derivative loss. The Company plans to adopt FAS 159 on January 1, 2008. Had the Company adopted FAS 159 at September 30, 2007 it believes that its stockholder value would have been positive. We also believe that once we implement FAS 159 our investors will be able to more easily understand and interpret our financial statements.

Mr. Tomkinson concluded, “Clearly, I am deeply disappointed by our financial results. However, I would like to assure our investors that we are working diligently to restructure our organization. Based on projected prepayment and loan loss assumptions and barring any unanticipated events, we believe that our projected total annual gross cash flows should provide sufficient liquidity to meet our projected overhead of the operations beginning in the second quarter 2008. Once operating expenses are in line with projected cash flows our goal is to employ free cash flows to rebuild out organization though alternative investments and/or strategic opportunities.”

Third Quarter 2007 Earnings Conference Call The Company has announced a conference call and live web cast on Friday, December 21, 2007 at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time). We will discuss results of operations for third quarter 2007 and provide a general update on current trends followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 28742833, or access the web cast via our web site at http://www.impaccompanies.com. To participate in the conference call, dial in fifteen minutes prior to the scheduled start time. The call will also be archived through December 31, 2007. To listen to the archived call dial (800) 642-1687 or (706) 645-9291, conference call ID 28742833. The conference call will also be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Stockholder Relations/ Presentations/Audio Archives. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Stockholder Relations/ Contact Us/Email Alerts.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” “attempting”, or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to our ability to successfully manage through the current market environment; ability to meet liquidity needs from cash flows generated from the long-term mortgage portfolio and master servicing fees; our ability to reduce expenses from our discontinued operations; our ability to sell our remaining mortgages; failure to sell, or achieve expected returns on sale of, negotiated loan sales, including non-performing loans, in the secondary market due to market conditions, lack of interest or ineffectual pricing; inability to effectively liquidate properties through auction process or otherwise; unexpected increases in our loan repurchase obligations; inability to effectively implement strategies to increase cure rates, reduce delinquencies or mitigate losses on mortgage loans; changes in assumptions regarding estimated loan losses or fair value amounts; increase in default rates on our mortgages; inability to continue funding prime loans; inability to continue existing reverse repurchase facility or obtain other financing on acceptable terms; ability to continue as a going concern as a result of deteriorating market conditions causing further losses on mortgage loans; ability to continue to pay dividend on outstanding preferred stock; the ability of our common stock and Series B and C preferred stock to continue trading in an active market; the loss of executive officers and other key management employees; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the adoption of or changes to new laws that affect our business or the business of people with whom we do business; interest rate fluctuations on our assets that differ from our liabilities; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, and the other reports we file under the Securities and Exchange Act of 1934. This press release speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About Impac Mortgage Holdings, Inc.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which through its Long Term Investment Operations is primarily invested in non-conforming Alt A mortgage loans (Alt-A) and to a lesser extent small balance commercial and multi-family loans. The Company also operates a significantly reduced Mortgage Operations, which originates and sells conforming loans that are eligible for sale to government sponsored agencies. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call the Investor Relations Department at (949) 475-3722 or email tjernigan@impaccompanies.com..  Website: www.impaccompanies.com